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                                                                    EXHIBIT 10.2


SILICON VALLEY BANK

           LOAN AND SECURITY AGREEMENT

BORROWER:         SCANSOFT, INC.
ADDRESS:          9 CENTENNIAL DRIVE
                  PEABODY, MASSACHUSETTS 01960

DATE:             OCTOBER 31, 2002

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 ("Silicon") and the borrower named above (the "Borrower"), with offices located at the above address ("Borrower's Address"). The Schedule and Exhibits to this Agreement (the "Schedule" and the "Exhibits," respectively) shall for all purposes be deemed to be part of this Agreement, and the same are integral parts of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

 1.      LOANS.

         1.1 LOANS. Silicon will make loans to Borrower (the "Loans") up to the amounts (the "Credit Limit") shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of any Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time. Amounts borrowed may be repaid and reborrowed during the term of this Agreement.

         1.2 INTEREST. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower's Deposit Accounts maintained with Silicon.

         1.3 OVERADVANCES. If at any time or for any reason the total of all outstanding Loans and all other Obligations exceeds the Credit Limit (an "Overadvance"), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower's obligation to repay to Silicon on demand the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at a rate equal to the interest rate which would otherwise be applicable to the Overadvance, plus an additional two percent (2%) per annum.

         1.4 FEES. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

         1.5 LETTERS OF CREDIT. At the request of Borrower, Silicon may, in its sole discretion, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to
Silicon in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all outstanding Letters of Credit from time to time (plus all Silicon exposure under any foreign exchange contracts) shall not exceed the amount shown on the Schedule (the "Letter of Credit Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon's letter of credit department shall charge in connection with the issuance of
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     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower's account or by Silicon's interpretations of any Letter of Credit issued by Silicon for Borrower's account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, except in cases of Silicon's gross negligence or willful misconduct, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon's indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other present or future documents or agreements between Borrower and Silicon relating to Letters of Credit are cumulative.

2.  SECURITY INTEREST.

         2.1 SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, and the performance of each of the Borrower's duties under this Agreement and all documents executed in connection herewith, Borrower hereby grants to Silicon a continuing security interest in all of Borrower's interest in the following, whether now owned or hereafter acquired, and wherever located: All Inventory, Equipment, Letter-of-Credit Rights, Supporting Obligations, Receivables, General Intangibles (other than Borrower's Intellectual property as set forth below), Payment Intangibles (other than Borrower's Intellectual Property as set forth further below), all of Borrower's Deposit Accounts, and all money, and all property now or at any time in the future in Silicon's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which Silicon may now or in the future be granted a lien or security interest, is referred to herein, collectively, as the "Collateral"). The security interest granted herein shall be a first priority security interest in the Collateral. Upon the occurrence and during the continuance of an Event of Default, Silicon may place a "hold" on any Deposit Account pledged as collateral. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Silicon in a writing signed by Borrower of the brief details thereof and grant to Silicon in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Silicon. The Collateral does not include: Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER.

         In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

         3.1 CORPORATE EXISTENCE AND AUTHORITY. Borrower, if a corporation, is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on Borrower. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in


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     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), (iii) do not violate Borrower's articles or certificate of incorporation, Borrower's by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property.

         3.2 NAME; TRADE NAMES AND STYLES. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed on the Schedule are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Silicon 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

         3.3 PLACE OF BUSINESS; LOCATION OF COLLATERAL. The address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth on the Schedule. Borrower will give Silicon prior written notice before opening any additional place of business where any significant Collateral will be located, changing its chief executive office, changing its state of formation or moving any of the Collateral to a location other than Borrower's Address or one of the locations set forth on the Schedule, and will give
Silicon subsequent written notice within thirty (30) days after opening any additional place of business where no significant Collateral will be located.

         3.4 TITLE TO COLLATERAL; PERMITTED LIENS. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased by Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others. None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral from the leased premises, unless Borrower delivers to Silicon such waivers and/or subordinations as Silicon may reasonably specify as discussed further below. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), Borrower shall, whenever requested by Silicon, use its reasonable efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify, so as to ensure that Silicon's rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

         3.5 MAINTENANCE OF COLLATERAL. Borrower will maintain the Collateral in good working condition, and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

         3.6 BOOKS AND RECORDS. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with generally accepted accounting principles.

         3.7 FINANCIAL CONDITION, STATEMENTS AND REPORTS. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with generally accepted accounting principles and now and in the future will completely and accurately reflect the financial condition of Borrower in all material respects, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date


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     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

hereof, there has been no material adverse change in the financial condition or business of Borrower. Borrower is now and will continue to be solvent.

         3.8 TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. Borrower shall, at all times, utilize the services of an outside payroll service providing for the automatic deposit of all payroll taxes payable by Borrower.

         3.9 COMPLIANCE WITH LAW. Borrower has complied, and will comply, in all material respects, with all provisions of all federal, state and local laws and regulations and all material foreign laws and regulations relating to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

         3.10 LITIGATION. Except as disclosed in the Schedule, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which may result, either separately or in the aggregate, in any material adverse change in the financial condition or business of Borrower, or in any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation instituted (or threatened in the event Borrower deems such threat will likely result in a subsequent written claim) by or against Borrower involving any single claim of $200,000 or more, or involving $400,000 or more in the aggregate.

         3.11 USE OF PROCEEDS. All proceeds of all Loans shall be used solely for working capital purposes and as otherwise permitted herein. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

4.  RECEIVABLES.

         4.1 REPRESENTATIONS RELATING TO RECEIVABLES. Borrower represents and warrants to Silicon as follows: In all material respects, each Receivable with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

         4.2 REPRESENTATIONS RELATING TO DOCUMENTS AND LEGAL COMPLIANCE. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Receivables are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects


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     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

what they purport to be, and all signatories and endorsers have the capacity to contract. All sales and other transactions underlying or giving rise to each Receivable shall fully comply with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all Receivables are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

         4.3 SCHEDULES AND DOCUMENTS RELATING TO RECEIVABLES. Borrower shall deliver to Silicon transaction reports in accordance with Section 6 of the Schedule and loan requests, schedules and assignments of all Receivables, and schedules of collections, all on Silicon's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Silicon's security interest and other rights in all of Borrower's Receivables, nor shall Silicon's failure to advance or lend against a specific Receivable affect or limit Silicon's security interest and other rights therein. Loan requests received after 12:00 Noon will not be considered by Silicon until the next Business Day. Together with each such schedule and assignment, or later if requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon's request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Receivables, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance in such form and at such intervals as Silicon shall request. In addition, Borrower shall deliver to Silicon copies (or originals upon Silicon's request) of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Receivables, immediately upon receipt thereof and in the same form as received, with all necessary indorsements, all of which shall be with recourse. Borrower shall also provide Silicon, upon request, with copies of all credit memos within a reasonable time period.

         4.4 COLLECTION OF RECEIVABLES. Borrower shall direct the Account Debtors to remit all Receivables to Borrower's lockbox account maintained at Silicon and Silicon shall transfer such funds to Borrower's operating account. However, upon the occurrence of an Event of Default or in the event Borrower fails to maintain Minimum Cash/Excess Availability of at least $6,000,000, all such payments on, and proceeds of, Receivables shall be applied by Silicon directly to the Obligations in such order as Silicon shall determine. In either event, upon the acceleration of the time for repayment of the Obligations, or upon the Maturity Date if the Obligations have not been satisfied, Silicon or its designee may, at any time, notify Account Debtors that Silicon has been granted a security interest in the Receivables.

         4.5. REMITTANCE OF PROCEEDS. All proceeds arising from the disposition of any Collateral outside the ordinary course of business shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $100,000 or less (for all such transactions in any fiscal year). In the event the Borrower does not maintain Minimum Cash/Excess Availability of at least $6,000,000, the proceeds of any disposition of Collateral within the ordinary course of business shall also be delivered, in kind, by Borrower to Silicon in accordance with the terms of this Section. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section 4.5 limits the restrictions on disposition of Collateral set forth else where in this Agreement.

         4.6 DISPUTES. Borrower shall notify Silicon promptly of all material disputes or claims relating to Receivables. Borrower shall not forgive (completely or partially), compromise or settle any Receivable for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and
(iii) taking into account all such discounts settlements and forgiveness, the total outstanding Loans will not


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     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

exceed the Credit Limit. Silicon may, at any time after acceleration of the time for repayment of the Loans, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which Silicon considers advisable in its reasonable judgment and, in all cases, Silicon shall credit Borrower's Loan account with only the net amounts received by Silicon in payment of any Receivables.

         4.7 RETURNS. In the event any attempted return occurs after the acceleration of the time for repayment of the Loans, Borrower shall (i) hold the returned Inventory in trust for Silicon, (ii) segregate all returned Inventory from all of Borrower's other property, (iii) conspicuously label the returned Inventory as Silicon's property, and (iv) immediately notify Silicon of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Silicon's request deliver such returned Inventory to Silicon.

         4.8 VERIFICATION. Upon the occurrence and continuance of an Event of Default or if Borrower fails to maintain Minimum Cash/Excess Availability of at least $6,000,000, Silicon may thereafter, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Receivables, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

         4.9 NO LIABILITY. Silicon shall not under any circumstances be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to a Receivable, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Receivable, or for settling any Receivable in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to a Receivable. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5.  ADDITIONAL DUTIES OF THE BORROWER.

         5.1 FINANCIAL AND OTHER COVENANTS. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

         5.2 INSURANCE. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require, and Borrower shall provide evidence of such insurance to Silicon, so that Silicon is satisfied that such insurance is, at all times, in full force and effect. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its sole discretion, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Silicon copies of all reports made to insurance companies.

         5.3 REPORTS. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time reasonably specify.

         5.4 ACCESS TO COLLATERAL, BOOKS AND RECORDS. At reasonable times, and on three Business Day's (five Business Days' if no amounts are outstanding under this Agreement) notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such


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     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $700 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out of pocket expenses. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower's books or records at any location other than Borrower's Address that prohibits, restricts or otherwise interferes with Silicon's access to such books and records and related rights as Silicon has under this Loan Agreement, and in any event, Borrower shall furnish Silicon with prior written notice of all agreements related thereto. Borrower waives the benefit of any evidentiary privilege precluding or limiting the disclosure, divulgence or delivery of any of its books and records (except that Borrower does not waive any attorney-client privilege).

         5.5 NEGATIVE COVENANTS. Except as may be permitted in the Schedule, Borrower shall not, without Silicon's prior written consent, which consent shall not be unreasonably withheld, do any of the following: (i) merge or consolidate with another corporation or entity unless such entity is in the same line of business of Borrower, Borrower is the surviving entity, there is no material change in the existing management team, and such merger or consolidation will not require use of the proceeds of Loans hereunder in excess of $4,000,000 in the aggregate during the term of this Agreement; (ii) acquire or purchase any assets, except in the ordinary course of business and provided that such acquisition or purchase will not require use of the proceeds of Loans hereunder in excess of $4,000,000 in the aggregate during the term of this Agreement;
(iii) enter into any other transaction outside the ordinary course of business;
(iv) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business; (v) store any Inventory or other Collateral with any warehouseman or other third party, except in the ordinary course of business upon notice to Silicon; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis, except in accordance with its current business practices; (vii) make any loans of any money or other assets in excess of $2,000,000 during the term of this Agreement; (viii) incur any debts outside the ordinary course of business without Silicon's prior written consent with the exception of unsecured debt not to exceed $6,000,000 to be incurred in connection with the Philips Acquisition, which consent shall not be unreasonably withheld in the event (a) Borrower will remain in compliance with all covenants set forth herein on a pro forma basis,
(b) such indebtedness will be unsecured, and (c) the covenants imposed by any such lender are less restrictive than the covenants set forth herein; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity in excess of $500,000 in the aggregate; (x) pay or declare any dividends on Borrower's stock during the term of this Agreement (except for dividends payable solely in stock of Borrower); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock for consideration in excess of $2,000,000 during the term of this Agreement ("net" of any repurchase of stock issued after the date of this Agreement); (xii) make any change in Borrower's capital structure which would have a material adverse effect on Borrower or on the prospect of repayment of the Obligations; or (xiii) dissolve or elect to dissolve. In no event shall transactions be permitted by subsections (i), (ii), (vii), (x), and (xi) above, exceed $4,000,000 in the aggregate during the term of this Agreement, In addition, transactions permitted by the foregoing provisions of this Section 5.5 are only permitted if no Default or Event of Default has occurred or would occur as a result of such transaction.

         5.6 LITIGATION COOPERATION. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or in any manner relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

         5.7 FURTHER ASSURANCES. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon may deem reasonably necessary or useful in order to perfect and maintain Silicon's perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

 6. TERM.


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

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         6.1 MATURITY DATE. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date"); provided that the Maturity Date may be extended upon written agreement of the parties hereto.

         6.2 PAYMENT OF OBLIGATIONS. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith, to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full (or if Silicon has been provided with cash collateral to secure any outstanding
Letters of Credit pursuant to the terms hereof); provided that, without limiting the fact that Loans are subject to the discretion of Silicon, Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and written termination of this Agreement by Silicon, Silicon shall promptly deliver to Borrower termination statements, requests for reconveyances and such other documents as may be required to fully terminate Silicon's security interests.

7.  EVENTS OF DEFAULT AND REMEDIES.

         7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect; or (b) Borrower shall fail to pay when due any Loan or any interest thereon within three (3) days of when due or any other monetary Obligation in excess of $10,000 within five (5) days after the sooner of (i) notice from Silicon to Borrower of such failure to pay, or
(ii) Borrower becoming aware of such failure to pay; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit for three (3) days after the sooner of (i) notice from Silicon to Borrower, or (ii) Borrower becoming aware of such event; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule or shall fail to perform any other material non-monetary Obligation which by its nature cannot be cured; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within 5 Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral with a value in excess of $250,000 which is not cured within 10 days after the occurrence of the same, or immediately upon the service of process upon Silicon seeking to attach by trustee or other process, any of Borrower's funds on deposit with, or assets of the Borrower in the possession of, Silicon; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien securing indebtedness in an amount in excess of $200,000, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has or may reasonably be expected to have a material adverse effect on Borrower's business or financial condition; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) Borrower defaults in a material way under any agreement evidencing any indebtedness in excess of $250,000 to any third party; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) the acquisition by any Person or beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of shares of capital stock of the Borrower entitling such Person to exercise 40% or more of the total voting power of all shares of capital stock of the Borrower entitled to vote generally in the elections of directors (any shares of voting stock of which such Person is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage) other than any such acquisition by the Borrower; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) there shall be (i) a material impairment in the perfection or priority of Silicon's security interest in the Collateral or in the value of such Collateral; or (ii) a material adverse change in the business, operations or condition (financial or otherwise) of the Borrower (for the purpose of this subsection, material adverse change shall mean an adverse change in the business, operations or condition (financial or otherwise) of the Borrower sufficiently significant to cause a reasonable person to conclude that there is a substantial probability that the Borrower will not be able to satisfy its future financial obligations); or (q) Silicon, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event prior to the effective date hereof of which Silicon had no knowledge on the effective date; or (r) Borrower shall breach any term of the IP Negative Pledge Agreement executed by the Borrower in favor of Silicon in any material way.

         7.2 REMEDIES. Upon the occurrence and during the continuance of any Event of Default, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation, provided, however, if an Event of Default described in Section 7.1(i) occurs all Obligations are immediately due and payable without any action by Silicon); (c) Take possession of any or all of the Collateral wherever it may be found and Borrower grants Silicon a license to enter and occupy any of its premises without charge, to exercise any of Silicon's rights and remedies; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower;
(e) ship, reclaim recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral. Silicon shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Silicon deems reasonable, or on Silicon's premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;
(f) Demand payment of, and collect any Receivables and General Intangibles comprising Collateral; (g) apply against the Obligations any sums in any of Borrower's general, special or other Deposit Accounts with Silicon; and (h) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon's rights and remedies, from and after the occurrence of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent (3%) per annum.

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         7.3 STANDARDS FOR DETERMINING COMMERCIAL REASONABLENESS. Borrower and Silicon agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least seven days prior to the sale, and, in the case of a public sale, notice of the sale is published at least seven days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) Payment of the purchase price in cash or by cashier's check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

         7.4 POWER OF ATTORNEY. Effective upon acceleration of the time for repayment of the Loans, Borrower irrevocably appoints Silicon as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account Debtor or drafts against Account Debtors; (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Receivables directly with Account Debtors, for amounts and on terms Silicon determines reasonable; (v) transfer the Collateral into the name of Silicon or a third party as the Code permits; and (vi) otherwise enforce its rights and remedies as a secured party as the Code permits. Silicon's appointment as Borrower's attorney in fact, and all of Silicon's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Silicon's obligation to provide Loans terminates. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon's rights under the foregoing power of attorney or any of Silicon's other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties (except to the extent specifically provided herein) of Borrower.

         7.5 APPLICATION OF PROCEEDS. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency.

         7.6 REMEDIES CUMULATIVE. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the Massachusetts Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

 8.      DEFINITIONS.

         As used in this Agreement, the following terms have the following meanings:

         "Account Debtor" means the obligor on a Receivable.

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         "Affiliate" means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

         "Business Day" means a day on which Silicon is open for business.

         "Code" means the Uniform Commercial Code as adopted and in effect in the Commonwealth of Massachusetts from time to time.

         "Collateral" has the meaning set forth in Section 2.1 above.

         "Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

         "Deposit Account" has the meaning set forth in Section 9-102 of the Code.

         "Distributor Inventory Reserves" means the amount of products sold to Borrower's distributors, which still remain in the distributors' possession, valued at the then sales price and reserved for by Borrower on its books at any given time.

         "Eligible Receivables" means Receivables arising in the ordinary course of Borrower's business from the sale of goods or rendition of services, which Silicon, in its commercially reasonable judgment, shall deem eligible for borrowing, based on such considerations as Silicon may from time to time deem appropriate. Without limiting the fact that the determination of which Receivables are eligible for borrowing is a matter of Silicon's commercially reasonable discretion, the following (the "Minimum Eligibility Requirements") are the minimum requirements for a Receivable to be an Eligible Receivable: (i) the Receivable must not be outstanding for more than 90 days from its invoice date, (ii) the Receivable must not represent progress billings, or be due under a fulfillment or requirements contract with any party other than Digital River, Inc. (or any successor agreed upon between Borrower and Silicon), or any other deferred revenue basis (provided, however, in the event Borrower maintains a quarterly Fixed Charge Coverage Ratio of greater than or equal to 1.50 to 1.00, any deferred revenue offset will not result in an exclusion of an otherwise Eligible Receivable) with the Account Debtor, (iii) the Receivable must not be subject to any contingencies (including Receivables arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional, except as may otherwise be acceptable to Silicon in its discretion), (iv) the Receivable must not be owing from an Account Debtor with whom the Borrower has any material dispute (whether or not relating to the particular Receivable), (v) the Receivable must not be owing from an Affiliate of Borrower, (vi) the Receivable must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business, (vii) the Receivable must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon's satisfaction, with the United States Assignment of Claims Act), (viii) the Receivable must not be owing from an Account Debtor located outside the United States (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon) provided, however, in the event Borrower maintains a quarterly Fixed Charge Coverage Ratio of greater than or equal to 1.50 to 1.00, up to $2,000,000 of such foreign Receivables billed and collected from the United States will not be excluded if such Receivables otherwise constitute Eligible Receivables), and (ix) the Receivable must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise. Receivables owing from one Account Debtor will not be deemed Eligible Receivables to the extent they exceed 25% (33% with respect to Ingram Micro, Inc. in the event Borrower maintains a quarterly Fixed Charge Coverage Ratio of greater than or equal to 1.50 to 1.00) of the total Receivables outstanding. In addition, if more than 50% of the Receivables owing from an Account Debtor are outstanding more than 90 days from their invoice date (without regard to unapplied credits) or are otherwise not eligible Receivables, then all Receivables owing from that Account Debtor will be deemed ineligible for borrowing.

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         "Equipment" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

         "Event of Default" means any of the events set forth in Section 7 .1 of this Agreement.

         "General Intangibles" means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, rights to payment for credit extended, amounts due to Borrower, credit memoranda in favor of Borrower, warranty claims, causes of action, corporate or other business records, deposits, Deposit Accounts, goodwill, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Silicon, rights to purchase or sell real or personal property, rights as a licensee of any kind, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, computer programs, not otherwise excluded herein, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables ).

         "Inventory" means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

         "Letter-of-Credit Rights" means all letter-of-credit rights including, without limitation, "letter-of-credit rights" as defined in the Code and also any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

         "Minimum Cash/Excess Availability" means the Borrower's (i) cash deposits maintained at Silicon (plus up to $1,000,000.00 which may be maintained with third party institutions subject to the terms of Section 9 (1) of the Schedule), and/or (ii) excess "availability" under this Agreement (net of Loans, Letters of Credit, Cash Management Services or other indebtedness under this Agreement), as determined by Silicon based upon the Credit Limit restrictions set forth in Section 1 of the Schedule.

         "Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, including, without limitation, the Borrower's obligations pursuant to the IP Negative Pledge Agreement, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, foreign exchange contracts, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Silicon.

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         "Payment Intangibles" means all payment intangibles including, without limitation, "payment intangibles" as defined in the Code and also any general intangible under which the Account Debtor's primary obligation is a monetary obligation.

         "Permitted Liens" means the following: (i) purchase money security interests in specific items of Equipment in an amount not to exceed $1,000,000.00 in the aggregate during the term of this Agreement; (ii) leases of specific items of Equipment in an amount not to exceed $1,000,000.00 in the aggregate during the term of this Agreement; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent shall not be unreasonably withheld to the extent such contemplated liens are to secure indebtedness in an amount not to exceed $200,000; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and
(viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subsection (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

         "Philips Acquisition" means the acquisition contemplated to be consummated by the Borrower on or before March 31, 2003 in substantial accordance with the terms previously disclosed to Silicon in writing.

         "Receivables" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), accounts receivable including invoiced royalties, health-care insurance receivables, rights to payment, letters of credit, contract rights, chattel paper, instruments, securities, securities accounts, investment property, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

         "Reserves" means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in good faith reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Receivables), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or
(b) to reflect Silicon's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         "Supporting Obligations" means all supporting obligations including, without limitation, "supporting obligations" as defined in the Code and also any letter-of-credit right or secondary obligation which supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument, or investment property.

         Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.  GENERAL PROVISIONS.

         9.1 INTEREST COMPUTATION. In computing interest on the Obligations, all checks and other items of non-immediately available payment received by Silicon (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations two Business Days after receipt by Silicon of immediately available funds, and, for purposes of the foregoing, any such funds received after 12:00 Noon on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Silicon in its commercially reasonable discretion, and Silicon may charge Borrower's loan account for the amount of any item of payment which is returned to Silicon unpaid.

         9.2 APPLICATION OF PAYMENTS. All payments with respect to the Obligations may be applied, and in Silicon's sole discretion reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its sole discretion.

         9.3 CHARGES TO ACCOUNTS. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower's Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations (other than nonrecurring or extraordinary charges prior to the occurrence of an Event of Default) to Borrower's Deposit Accounts maintained with Silicon.

         9.4 MONTHLY ACCOUNTINGS. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within thirty days after each account is rendered, describing the nature of any alleged errors or admissions.

         9.5 NOTICES. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

         9.6 SEVERABILITY. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         9.7 INTEGRATION. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

         9.8 WAIVERS. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Silicon shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Silicon shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement.

         9.9 NO LIABILITY FOR ORDINARY NEGLIGENCE. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, for consequential or punitive damages, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

         9.10 AMENDMENT. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

         9.11 TIME OF ESSENCE. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

         9.12 ATTORNEYS FEES AND COSTS. Borrower shall reimburse Silicon for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement; obtain legal ad vice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon's security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower's obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon's attorneys, Riemer & Braunstein, LLP, but Borrower acknowledges and agrees that Riemer & Braunstein, LLP is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees incurred in connection with the prosecution of such action and, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Silicon may be entitled pursuant to this
Section 9.12 shall immediately become part of Borrower's Obligations, shall be due on demand, and shall

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. All attorneys' fees and costs to which Borrower may be entitled pursuant to this Section 9.12 shall be due on demand.

         9.13 BENEFIT OF AGREEMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

         9.14 JOINT AND SEVERAL LIABILITY. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

         9.15 LIMITATION OF ACTIONS. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other present or future document or agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other present or future agreement.

         9.16 RIGHT OF SET-OFF. Borrower and any guarantor hereby grant to Silicon a lien, security interest, and right of setoff as security for all Obligations to Silicon, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping, or control of Silicon or any entity under the control of Silicon Valley Bank or in transit to any of them, enforcement of which is exercisable only after the occurrence and during the continuance of an Event of Default. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Silicon may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor then due and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE SILICON TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

         9.17 SECTION HEADINGS; CONSTRUCTION. Section headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term "including", whenever used in this Agreement, shall mean "including (but not limited to)". This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

         9.18 GOVERNING LAW; JURISDICTION; VENUE. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the Commonwealth of Massachusetts. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

proceedings relating directly or indirectly to this Agreement shall, at Silicon's option, be litigated in state or federal courts located within Massachusetts; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, provided, however, that if for any reason Silicon cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara, California.

         9.19 MUTUAL WAIVER OF JURY TRIAL. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR
FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

         9.20 CONFIDENTIALITY. In handling any confidential information, Silicon shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Silicon's subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the Loans, if, and only if, such parties agree to be bound by this or a similar confidentiality agreement; (iii) as required by law, regulation, subpoena, or other order; (iv) as required in connection with Silicon's examination or audit; and (v) as Silicon considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Silicon's possession when disclosed to Silicon, or becomes part of the public domain after disclosure to Silicon (through no act or omission of Silicon); or (b) is disclosed to Silicon by a third party, which third party is not under any non-disclosure obligation.

     SILICON VALLEY BANK                         LOAN AND SECURITY AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:

SCANSOFT, INC.

BY  /s/ Michael K. Tivnan
    __________________________________
         PRESIDENT

BY   /s/ Richard S. Palmer
    __________________________________
    SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SILICON:

SILICON VALLEY BANK, d/b/a
SILICON VALLEY EAST

BY  /s/  John V. Atanasoff
    __________________________________

TITLE   Regional Market Manager
       _______________________________

716815.13

SILICON VALLEY BANK

                                   SCHEDULE TO
                           LOAN AND SECURITY AGREEMENT

BORROWER:                 SCANSOFT, INC.
ADDRESS:                  9 CENTENNIAL DRIVE
                          PEABODY, MASSACHUSETTS 01960

DATE:                     OCTOBER 31, 2002

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

1.  CREDIT LIMIT

         (Section 1.1): An amount not to exceed the lesser of (A) or (B), below:

         (A)

                  (i) $10,000,000 at any one time outstanding (the "Maximum Credit Limit"); minus

                  (ii) the aggregate amounts then undrawn on all outstanding letters of credit, 10% of all forward foreign exchange contracts, or any other accommodations issued or incurred, or caused to be issued or incurred by Silicon for the account and/or benefit of the Borrower.

         (B)

                  (i) 70% (80% in the event Borrower maintains a Fixed Charge Coverage Ratio of at least 1.50 to 1.00) of the amount of the Borrower's Eligible Receivables (as defined in Section 8 above) (the "Receivables Loans"); minus

                  (ii) 80% (40 % in the event Borrower maintains a Fixed Charge Coverage Ratio of at least 1.50 to 1.00) of Distributor Inventory Reserves; minus

                  (iii) the aggregate amounts then undrawn on all outstanding letters of credit, 10% of all forward foreign exchange contracts, or any other accommodations issued or incurred, or caused to be issued or incurred by Silicon for the account and/or benefit of the Borrower.

                  For purposes of determining the applicable percentage rates in Sections 1(B )(i) and (ii), above, in the event this Agreement becomes effective prior to receipt by Silicon of Borrower's June 30, 2002 financial statements, it will be assumed that Borrower currently maintains a Fixed Charge Coverage Ratio of at least 1.50 to 1.00.

         LETTER OF CREDIT/FOREIGN EXCHANGE CONTRACT
         (Section 1.5 and 1.6):  $2,000,000

     SILICON VALLEY BANK             SCHEDULE TO LOAN AND SECURITY AGREEMENT

2.  INTEREST.

         INTEREST RATE (Section 1.2):

         A rate equal to the "Prime Rate" in effect from time to time, plus
(i).75% per annum. In the event the quarterly Fixed Charge Coverage Ratio is greater than or equal to 1.75 to 1.00, the applicable interest rate shall be a rate equal to the "Prime Rate" in effect from time to time, plus .375% per annum, effective five (5) Business Days after Silicon has been provided satisfactory evidence of such compliance. In the event the Fixed Charge
Coverage Ratio thereafter falls below 1.75 to 1.00 as of any subsequent testing period, the applicable interest rate shall immediately be increased to a rate equal to the "Prime Rate" in effect from time to time, plus .75% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. As used herein, "Prime Rate" means the greater of (i) the rate announced from time to time by Silicon as its "prime rate", or (ii) 4.25% per annum, and is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

         MINIMUM MONTHLY
         INTEREST (Section 1.2):     Not applicable.

3.  FEES (Section 1.4):

         Loan Fee:    $75,000.00  payable concurrently herewith.

         Collateral Handling Fee: Intentionally omitted.

         Unused Line Fee: In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Loans outstanding during the month is less than the amount of the Maximum Credit Limit, Borrower shall pay Silicon an unused line fee in an amount equal to .375% per annum on the difference between the amount of the Maximum Credit Limit and the average daily principal balance of the Loans outstanding during the month, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month.

         Cancellation Fee: Intentionally omitted.


4.  MATURITY DATE

         (Section 6.1): October 31, 2004.

5.  FINANCIAL COVENANTS

         (Section 5.1): Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each fiscal quarter of Borrower, except as otherwise specifically provided below:

         A. MINIMUM TANGIBLE NET WORTH:

     SILICON VALLEY BANK             SCHEDULE TO LOAN AND SECURITY AGREEMENT

         Borrower shall maintain a Tangible Net Worth of not less than the sum of (i) plus (ii) below:

         (i)(A) In the event the Philips Acquisition is consummated on or before March 30, 2003, (a) $8,000,000, from the date of this Agreement until June 29, 2003,

         (b) $11,000,000, from June 30, 2 003 and thereafter; plus

         or

         (B) In the event the Philips Acquisition is not (or has not been) consummated on or before March 30, 2003,

                  (a) $8,000,000, from the date of this Agreement until March 30, 2003,
                  (b) $14,000,000, from March 31, 2002 and thereafter, plus

         (ii) 50% of all consideration received after the date hereof from proceeds from the issuance of any equity securities of the Borrower and/or subordinated debt incurred by the Borrower.

This Minimum Tangible Net Worth covenant shall be tested monthly in the event there are any amounts outstanding under this Agreement.

         B.  MINIMUM FIXED CHARGE COVERAGE RATIO:

         Borrower shall maintain a quarterly minimum Fixed Charge Coverage Ratio of 1.25 to 1.00.

         DEFINITIONS. For purposes of the foregoing financial covenants, the following term shall have the following meaning:

                  "Fixed Charge Coverage Ratio" shall mean the ratio of Borrower's (i) earnings before interest, taxes, depreciation and amortization (exclusive of (a) restructuring charges reimbursed by the seller and (b) unreimbursed restructuring charges in an amount not to exceed $1,000,000 in the aggregate, each as associated with the Philips Acquisition) to (ii) payments of indebtedness (including interest payments to be made in connection with this Agreement and any subordinated indebtedness but excluding payments of indebtedness (subject to the terms of this Agreement) related to the acceleration of the Learnout & Hauspie Note dated December 12, 2001 in the original principal amount of $3,500,000 (the "L&H Note") made on or before March 31, 2003 and the repayment (subject to the terms of this Agreement) of the $5,000,000 Note related to the Philips Acquisition (the "Philips Note") and the $1,000,000 obligation to the seller in connection with the Philips Acquisition (the "Additional Philips Obligation") on or before March 31, 2004), plus cash dividends, cash taxes, long term lease payments and unfinanced capital expenditures.

                  "Liabilities" shall have the meaning ascribed thereto by generally accepted accounting principles.

                  "Tangible Net Worth" shall mean the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, with the following adjustments:

                           (A) there shall be excluded from assets: (i) notes,
                  accounts receivable and other obligations owing to the Borrower from its officers or other Affiliates, and (ii) all assets which would be classified

     SILICON VALLEY BANK             SCHEDULE TO LOAN AND SECURITY AGREEMENT

                  as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

                           (B) there shall be excluded from liabilities: all
                  indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which is acceptable to Silicon in its discretion.

6.  REPORTING.

      (Section 5.3):

         Borrower shall provide Silicon with the following:

         1. Weekly (monthly, in the event the Borrower maintains Minimum Cash/ Excess Availability of equal to or greater than $ 6,000,000.00), and upon each loan request, borrowing base certificates and transaction reports.

         2. Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

         3. Monthly Receivable agings, aged by invoice date, receivable reconciliations, and when borrowing, sell through reports, within fifteen days after the end of each month.

         4. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

         5. Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

         6. Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

         7. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

         8. Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by independent certified public accountants acceptable to Silicon.

         9. Such additional reports and information as Silicon may from time to time specify acting reasonably.


7.  COMPENSATION    (Intentionally omitted).

     SILICON VALLEY BANK             SCHEDULE TO LOAN AND SECURITY AGREEMENT

8.  BORROWER INFORMATION:

         PRIOR NAMES OF
         BORROWER
         (Section 3.2):                 See Perfection Certificate of even date herewith

         PRIOR TRADE
         NAMES OF BORROWER
         (Section 3.2):                 See Perfection Certificate of even date herewith

         EXISTING TRADE
         NAMES OF BORROWER
         (Section 3.2):                 See Perfection Certificate of even date herewith

         OTHER LOCATIONS AND
         ADDRESSES (Section 3.3):       See Perfection Certificate of even date herewith

         MATERIAL ADVERSE
         LITIGATION (Section 3.10):     None

9.  OTHER COVENANTS

         (Section 5.1): Borrower shall at all times comply with all of the following additional covenants:

         (1) BANKING RELATIONSHIP. In order for Silicon to properly monitor its loan arrangement with the Borrower, Borrower shall at all times maintain its primary banking relationship with Silicon, with all significant investments and deposits to be maintained at Silicon so long as rates remain competitive, provided, however, (i) Borrower may maintain up to $250,000 in the aggregate in accounts (investment, deposit or otherwise) maintained with domestic third party institutions, and (ii) Borrower and its subsidiaries may maintain up to $1,000,000 in the aggregate in foreign accounts.

         (2) SUBORDINATION OF INSIDE DEBT. All present and future indebtedness of the Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the Teresi Note, the L&H Note, the Philips Note and the Additional Philips Obligation (each as defined herein). Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.

         (3) SUBORDINATION AGREEMENTS. Borrower warrant and represents that Borrower is not presently indebted to any third party except as described hereinbelow. Prior to incurring any additional indebtedness, Borrower shall cause each creditor to execute and deliver to Silicon a subordination agreement on Silicon's standard form subordinating to the Obligations the indebtedness of Borrower to any such creditor. In addition, Borrower acknowledges and agrees that it shall make no payments on account of (i) the L&H Note (ii) certain indebtedness payable to Robert Teresi pursuant

     SILICON VALLEY BANK             SCHEDULE TO LOAN AND SECURITY AGREEMENT

to a certain agreement dated March 5, 2002 in the original principal amount of $4,276,232.00 (the "Teresi Note"), (iii) the Philips Note, or (iv) and the Additional Philips Obligation, unless, prior to the making of such scheduled payment (or an accelerated payment with respect to L&H Note in the event a successful secondary equity offering is not completed by December 15, 2002), no Event of Default has occurred and is continuing and Borrower has delivered to Silicon a certificate in form satisfactory to Silicon certifying that Borrower is in compliance with the financial covenants set forth herein as of the most recent testing period and will remain in compliance with all financial covenants, on a pro forma basis, for the next succeeding testing period taking into account, in each instance, the contemplated payments to be made and, provided, further, that no accelerated payments on the L&H Note and no payments on the Philips Note or the Additional Philips Obligation shall be permitted unless Borrower maintains Cash/Excess Availability of a minimum of $5,000,000 just prior to and immediately after any contemplated payment and after giving effect to any such payments.

         (4) INTELLECTUAL PROPERTY NEGATIVE PLEDGE AGREEMENT. As a condition precedent to the effectiveness of this Agreement, Borrower shall have executed and delivered to Silicon an intellectual property Negative Pledge Agreement (the "IP Negative Pledge Agreement"), substantially in the form attached hereto as Exhibit B.

     SILICON VALLEY BANK             SCHEDULE TO LOAN AND SECURITY AGREEMENT

BORROWER:                                      SILICON:


SCANSOFT, INC.                                 SILICON VALLEY BANK, d/b/a
                                               SILICON VALLEY EAST


By /s/ Michael K. Tivnan                       By /s/ John V. Atanasoff
   ------------------------------              --------------------------------
   President or                                Title  Regional Market Manager



By /s/ Richard S. Palmer
   ------------------------------
   Senior Vice President and Chief Financial Officer